DREYFUS PREMIER GNMA FUND, INC. - Dreyfus GNMA Fund

Registration No. 811-4215 Sub-Item 77Q1

On July 25, 2008, the Fund’s Board authorized the name change of the Registrant to Dreyfus GNMA Fund, a series of Dreyfus Premier GNMA Fund, Inc, a description of which appears in the Registrant’s Articles of Amendment, attached herewith

ARTICLES OF AMENDMENT

DREYFUS PREMIER GNMA FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating the issued and unissued Class A, Class B, Class C and Class Z shares of the Corporation as Class A, Class B, Class C and Class Z shares of common stock of Dreyfus GNMA Fund.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus Premier GNMA Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS PREMIER GNMA FUND, INC.

By: [signature]
Jeff Prusnofsky
Vice President

WITNESS:

[signature]
John B. Hammalian
Assistant Secretary

RECEIVED
DEPARTMENT OF
ASSESSMENTS & TAXATION
2000 DEC -2 P 3:23

NY 71656912v1

DREYFUS Fax 2129226880 Dec 1 2008 05:43pm P011/019